Exhibit 99.1
Tutogen Medical Announces $12 Million
Private Placement Financing
For Immediate Release

Contacts:
	L. Robert Johnston, Jr.	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Tutogen Medical, Inc.	Joe Dorame
	386-462-0402	Robert Blum
	bjohnston@tutogen.com	602-889-9700
Alachua, Florida – April 10, 2007 - Tutogen Medical, Inc. (AMEX: TTG), announced today that it has entered into agreements with institutional investors for the private placement of approximately 1.6 million shares of its common stock, at a per share price of $7.38. Net proceeds to Tutogen from the sale of the shares of common stock will be approximately $11.5 million. Tutogen expects to close the transaction on or prior to April 30, 2007, subject to the satisfaction of customary closing conditions, including the approval of the American Stock Exchange. The net proceeds will be used for working capital and general corporate purposes.
The institutional investors participating in this private placement include HealthCor Management, L.P. acting on behalf of funds managed by HealthCor, Visium Asset Management, LLC, and Deerfield Capital Management, LP.
The shares of common stock being sold have not been registered under the Securities Act of 1933, or any state securities laws, and will be sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Tutogen is obligated to register the shares being sold for resale on a registration statement to be filed on or before June 1, 2007.
About Tutogen Medical, Inc.
Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. The Company’s Tutoplast® products are sold and distributed worldwide by Zimmer Spine and Zimmer Dental, subsidiaries of Zimmer Holdings, Inc., Davol Inc. subsidiary of C.R. Bard Inc., the Mentor Corporation (Mentor), Coloplast Corp., IOP, Inc. and through independent distributors internationally. For more information, visit the Company’s Web site at http://www.tutogen.com.
Forward-Looking Statement Disclaimer:
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. All information in this press release is as of the date hereof, and the Company undertakes no duty to update this information unless required by law.